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                                                                   EXHIBIT 11.01


                   INTERNATIONAL MANUFACTURING SERVICES, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           Three Months Ended                Six Months Ended
                                      -----------------------------     -----------------------------
                                       October 31,     October 31,      October 31,      October 31,
                                          1997            1996              1997             1996
                                      ------------     ------------     ------------     ------------
Weighted average common shares
  outstanding                               13,822            7,328           13,822            7,328
Weighted average common
  equivalent shares from
  convertible preferred stock
  calculated using the
  "if converted" method                         --            6,000               --            6,000
Weighted average common
  equivalent shares from
  stock options calculated using
  the treasury stock (1)                     2,857            2,780            2,857            2,780
                                      ------------     ------------     ------------     ------------
Shares used to compute net
  income (loss) per share                   16,679           16,108           16,679           16,108
                                      ============     ============     ============     ============
Net income (loss)                     $      2,537     $      1,338     $      4,618     $     (2,990)
                                      ============     ============     ============     ============
Net income (loss) per share           $       0.15     $       0.08     $       0.28     $      (0.19)
                                      ============     ============     ============     ============

(1) Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, stock options issued in conjunction with and subsequent to the Recapitalization have been included in the computation as if they were outstanding for all periods presented.